Exhibit 10.4

News Corporation

July 28, 2005

Lachlan Murdoch

Deputy Chief Operating Officer

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Re:	Separation Arrangements

Dear Lachlan:

The purpose of this letter is to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of News Corporation (the “Company”) has made the following determinations in connection with your resignation as Deputy Chief Operating Officer of News Corporation and other employment positions you hold with the Company and its affiliates.

1. During a two year period commencing on the date of your resignation, you agree to make yourself available to advise and consult with the Company on such matters and in such manner as the Company may from time to time request. The Company will use its best efforts to give you reasonable advance notice of the need for consulting services and will continue to provide medical benefits to you during this period.

2. You have been provided with a personnel option status with respect to options and stock appreciation rights (“SARs”) previously granted to you under the News Corporation 2004 Stock Option Plan (the “Plan”). These options and SARs will continue to vest and are therefore exercisable, in accordance with the terms of the Plan, for so long as you continue to serve as a director of the Company and are not in breach of this letter agreement.

3. You will receive a separation cash payment equal to the amount of your combined 2005 salary and bonus.

4. For a two year period, commencing on the date of your resignation, unless you receive prior written consent from the Chairman of the Audit Committee, you agree not to engage in business which is directly competitive with any business carried on by the Company or any of its affiliates. For this purpose, you would be “engaged in a business” if you served as principal, agent, partner, director, employee or consultant of a competing business or have any material direct or indirect financial interest (as shareholder or otherwise) in any person who carries on such a business. You further agree that during such two year period, you will not directly or indirectly induce or attempt to induce any senior employee of the Company or any affiliated company to engage in a business which is directly competitive with any business carried on by the Company or any of its affiliates.

5. You acknowledge and, by countersigning this letter agree, that the benefits provided by this letter, including the continued vesting of your stock options and SARs after the termination of your active employment and the cash payments, are in consideration for and conditioned upon your compliance with the restrictive covenants of paragraph 4.

By counter-signing this letter agreement, you agree to be bound by the terms hereof.

Sincerely,

/s/ Andrew S. B. Knight
Andrew S. B. Knight
Chairman of the Compensation Committee
News Corporation

/s/ Lachlan Murdoch

Lachlan Murdoch